UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

BIRMINGHAM BLOOMFIELD

BANCSHARES, INC.

(Exact Name of Registrant as specified in its Charter)

Michigan	20-1132959
(State of Incorporation)	(IRS Employer Identification No.)

33583 Woodward Avenue

Birmingham, Michigan 48009

(Address of principal executive offices, including zip code)

BIRMINGHAM BLOOMFIELD BANCSHARES, INC.

2006 STOCK INCENTIVE PLAN

(Full Title of the Plan)

With a copy to:

Robert E. Farr

President and Chief Executive Officer

Birmingham Bloomfield Bancshares, Inc.

33583 Woodward Avenue

Birmingham, Michigan 48009

248-593-6455

(Name , address and telephone number of agent for service)

David J. Mack, Esq. Shumaker, Loop and Kendrick, LLP 1000 Jackson Street Toledo, Ohio 43604 419-241-9000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1, filed by Birmingham Bloomfield Bancshares, Inc., a Michigan corporation (the “Registrant”), deregisters all unsold securities registered for issuance under the Registration Statement on Form S-8, File No. 333-146221, which was filed with the SEC on September 21, 2007 (the “Registration Statement”).

On September 21, 2007, the Registrant filed the Registration Statement with the Commission to register 225,000 shares of common stock authorized for issuance pursuant to the Birmingham Bloomfield Bancshares, Inc. 2006 Stock Incentive Plan (the “Plan”). The Registrant now desires to deregister all of the Shares not yet issued in connection with the Plan. The Registrant intends to suspend all reporting obligations with the SEC under the Securities Exchange Act, as amended. Accordingly, pursuant to the undertaking contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering, the Registrant hereby amends the Registration Statement by deregistering all Shares that are registered but unsold under the Registration Statement.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Michigan, on October 1, 2012.

By:	/s/ Robert E. Farr
Robert E. Farr
President and Chief Executive Officer